Exhibit 99.1
QUALITY SYSTEMS, INC., #4375400
QUALITY SYSTEMS, INC. SECOND QUARTER RESULTS
October 29, 2010, 10:00 AM ET
Chairperson: Steve Plochocki

Operator:	Good morning ladies and gentlemen and thank you for standing by. Welcome to the Quality Systems’ 2011 Second Quarter Results Conference Call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you do have a question please press the star followed by the one on your touch-tone phone. If you wish to withdraw your question please press the star followed by the two, and if you are using speaker equipment please lift the handset before making your selection. This conference is being recorded, Friday, October 29th of 2010.

I will now turn the call over to Steven Plochocki. Please go ahead, sir.

Steven Plochocki:	Thank you, Chardonnay, and welcome everyone to the Quality Systems Fiscal 2011 Second Quarter Results call. With me this morning are Paul Holt, our CFO; Patrick Cline, the President of Quality Systems; Scott Decker, our President of NextGen Healthcare and Donn Neufeld, the Executive Vice President of EDI and Dental.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of securities laws, including, without limitation, statements related to anticipated industry trends, the company’s plans, products, perspectives and strategies, preliminary and projected, and capital equity initiatives in the implementation of potential impacts of legal, regulatory or accounting requirements.

I’ll provide some opening comments and then turn it over to Paul.

The company reported net revenues of 81.5 million for the fiscal 2011 second quarter, an increase of 14% from 71.7 million in the same quarter last year. The company reported net income of 13.4 million, up 14% versus 11.8 million in net income for the comparable period a year ago. Fully diluted earnings per share were $0.46 in the second quarter, an increase of 12% when compared with $0.41 fully diluted earnings per share for the second quarter of fiscal 2010.

Quality Systems also announced that the company’s Board of Directors declared a cash dividend of $0.30 per share on the company’s outstanding shares of common stock, payable to shareholders of record as of December 17th, 2010, with an anticipated distribution date of February—of January 5th, 2011. At the very end of the second quarter, in fact on September 30th, 2010, the Certification Commission for Health Information Technology (CCHIT) announced that our EHR solution was certified as a Complete EHR and 2011/2012 compliant. This came on the

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heels of the Stage 1 Meaningful Use definition criteria revealed in July of 2010. With the lifting of the many uncertainties that had been looming for quite some time and that we’ve talked about for quite some time, we believe we are now well positioned to aid physicians and hospitals with their EHR decisions as they prepare to make incentive-based decisions. Now that we have met both meaningful use and CCHIP standards, our robust product and service offering that we’ve been building for the last 18 months will bode well for those physicians and hospitals seeking to transition to EHR and to help optimize shareholder value as we enter into Year One of the five-year stimulus plan.

Our current pipeline includes 40 potential deals in the 400,000 plus range each, with 15 of those deals seven figures plus. Our additional sales reps that we’ve been adding over the last several quarters are beginning to contribute to our pipeline and closure cycle and should continue to build with the momentum in the upcoming quarters. With a number of large deals pushing into this quarter, our third quarter, our pipeline will continue to build now that the certification has created certainty for buyers and separation from non-certified competitors. And of course, as you know, the stimulus payments will beginning—will be beginning in just five short months from now.

I’ll now turn it over to Paul Holt, who will take you through more color and more granularity on our financials.

Paul Holt:	Thank you, Steve. Our consolidated second quarter revenue of 81.5 million represents a 14% increase over prior year revenue of 71.7 million. Taking you down our revenue by business unit, NextGen was 64,758,000, up 15% over 56,327,000 a year ago. Rounding out our two other segments, NextGen Practice Solutions revenue was 12,053,000; that’s up approximately 8% over 11,121,000 a year ago. And finally, our QSI unit was 4,645,000; that’s up 9% over the 4,250,000 we reported a year ago.

Our consolidated system sales declined by 5.2% over the prior year quarter to 24.9 million compared 26.2 million a year ago. Our results were impacted by a net 1.1 million in back-ordered hardware, which reduced hardware revenue included in system sales. We also had two large deals, each worth over a million dollars in contract value, which we were unable to close prior to the end of the quarter but have since closed.

Finally, we recorded a record number of Software as a Service arrangements at 14 contracts; this was just more than double from just last quarter, and double the year ago figure.

Recurring revenue streams including maintenance, RCM, EDI and other services, grew approximately 24% to 56.6 million compared to 45.5 million a year ago. Recurring services accounted for approximately 69.5% of total revenue this quarter, which is up compared to 63.4% a year

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ago. And our recurring revenue growth reflected the continued addition of new customers to our company. We are happy with that result.

RCM revenue was up 26% over the prior year quarter at 11.2 million versus prior year at 8.9 million. Again, this reflects solid performance and fulfilling on the RCM backlog, which continues to be strong at approximately $8.3 million in annual run rate.

Our consolidated gross profit margin this quarter came in at 63%, up from 60.5% a year ago, and the increase in our gross margin was due primarily to less hardware in our system sales this quarter, as well as improvements in our EDI margins.

Total SG&A expense excluding amortization increased by approximately 4.7 million to 24.8 million, compared to 20.1 million a year ago. The increase in our SG&A expense over last year was the result of significant investments that we’ve been making in sales and marketing and we’ve been making those in anticipation of the incentives included in the ARRA Act, as well as the inclusion of SG&A expenses at Opus, which is not included in last year’s SG&A number. Note that on a sequential basis our SG&A expenses were lower by approximately $1.4 million; that’s primarily a result of certain business integration costs which were included in last quarter as well as a slightly lower amount of advertising and trade show costs this quarter versus just the prior sequential quarter. Finally, our net income for the quarter was a record 13,430,000, that’s up 14% over 11,820,000 reported a year ago.

Now moving on to our balance sheet. We had a strong quarter in terms of cash flow from operations resulting in our total cash and marketable securities increasing by approximately $6 million this quarter to 106.9 million, or $3.67 per diluted share. That compares to 100 million—100.9 million or $3.47 at the end of the prior quarter. We also note that as of September 30th our balance sheet no longer includes auction rate securities which we have completed liquidating with no loss of any principal.

Our DSOs net of amounts included in both accounts receivable and deferred revenue decreased seven days from a year ago and stands at 81 days versus 88 days a year ago. On a gross basis, our DSOs ended at 126 days, that’s up slightly compared to 124 days a year ago, and we also increased our—that DSO figure on a sequential basis by three days. Deferred revenue increased to $66.5 million compared to 64.4 million just last quarter, and again this increase reflects primarily an increase in implementation and training services.

And finally, as I typically do, I’m going to break down some non-cash expenses for the quarter and some investments that we’ve made.

Total amortization of cap software $1.8 million; amortization of intangible assets $830,000; total depreciation expense approximately $1 million;

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stock option compensation approximately $799,000. And our investing activities were as follows: capitalized software development approximately $3.2 million, fixed assets $1.4 million, and we also collected the proceeds from the sale of our auction rate securities, which was about $7.7 million.

I want to again thank you all for being on this call and your interest in our company. Look forward to speaking with many of you at the upcoming Analyst Day in New York, and I’ll turn this call to Pat Cline, President of Quality Systems.

Patrick Cline:	Thank you, Paul. Good morning, everyone. As Paul mentioned, we did have a couple of large deals that weren’t bookable in time for the quarter close. Those deals have now been closed and will fall into the current quarter. Also, as Paul mentioned, we sold twice as many deals on our Software as a Service (SaaS) model than last quarter. As you know, SaaS deals don’t help our near-term revenue but they will help in many future quarters.

As I mentioned on the last call, we also focused on certain cost containment initiatives, so when we see significant revenue growth we also should see significant profit growth. I also mentioned on the last call that our revenue cycle business was showing positive signs relative to growth and margin expansion, and we saw that in the second quarter results. We also signed millions of dollars worth of new RCM business recently that will come on line in the future. We continue to win against our competition, and we continue to feel very strongly that we’re well positioned.

I’m going to turn things over to Scott Decker for more color on NextGen.

Scott Decker:	Thanks, Pat. Good morning, everyone. I’ll just add a little bit of color to some of the comments you’ve already heard. As mentioned, we had a decent quarter on a year-over-year basis with about 15% growth in the NextGen Division, but obviously influenced by the push of the transactions, several large ones. I’d note we signed 79 new clients this quarter, which is actually an increase of about 25% over two quarters ago, and overall I feel like the market continues to be fairly strong and we’re very well positioned as a company to meet the requirements out there.

As Steve mentioned, one of our biggest goals for this quarter was to make sure we had a certified product going in to the end of the year and certainly going forward, and I’m very pleased that our 5.6.1 ambulatory product was certified for Meaningful Use and will be in general availability by the end of the year. I’m also very pleased to note that our NextGen inpatient solution just yesterday got CCHIT certification, 2011 certification, and is now one of only three products in the market on the inpatient side with that certification. They’re also tracking to have their Meaningful Use certification done by the end of the year. Further on the

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inpatient side, continue to have good traction by that division as we continue to ramp it up; it had some good additional sales this last quarter and the pipeline continues to grow nicely.

Specifically the pipeline—the pipeline now sits at 145 million versus 129 million from last quarter, and as Steve mentioned we had a good number, 10 plus, seven-figure deals sitting high in Cat. 1, Cat. 2, which are the top of our pipeline.

Number of reps as of September 30 was 109 versus 107 a quarter ago; however, that is down probably approximately five since the end of the quarter as we’ve started to weed out based on quarterly performance. My expectation would be on the rep count that you’ll see basically in this same range over the next 90 to 180 days. I’d also mention as I did in the last call a quarter ago, I would still expect to see increased productivity with the ramp-up in reps we’ve had as they get closer and closer to having a year of experience in our territories. Last quarter there was quite a few questions on RECs, and so I thought I’d give a little bit of color from our perspective on the REC market. Right now we’re tracking about 62 RECs across the country, and at least by our records, 31 have made decisions. Of those 31, 26 named NextGen a preferred vendor partner or qualified vendor in 26 of those 31, as I noted. And in 11 of those 26 NextGen was selected as a shortlist of preferred products. So I’d say our hit rate has been good. There’s quite a few more decisions coming down in the near term and we feel we’re very well positioned there.

I’ll just close out by noting that we have the NextGen User Conference coming up starting November 7th; at this point we have 3,300 registered attendees for that conference, which I think is a testament amidst the excitement in the market and our client base. With that, I’m going to pass it over to Donn Neufeld.

Donn Neufeld:	Thank you, Scott. We continue to have success selling FQHC’s the QSI electronic dental record integrated with the NextGen EPM and EHR. We added nine new joint deals during the quarter.

Including our strong Q1, QSI Dental is on pace for a record year. NextGen EDI revenue was up 19% from last year and operating income up 25%. NextGen EDI revenue and operating income were both records.

Thanks to everyone on the call for their support and interest in our company. Chardonnay, our operator, we are now ready to accept questions.

Operator:	Thank you, sir. We will now begin the question and answer session. As a reminder, if you do have a question please press the star followed by the one on your touch-tone phone. If you’d like to withdraw your question please press the star followed by the two. And if you are using speaker equipment, please lift the handset before making your selection.

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And our first question comes from Charles Rhyee with Oppenheimer. Please go ahead.

Charles Rhyee:	Yeah, thanks for taking the questions, guys. I’m sorry, I think I didn’t hear it, but did you give the pipeline numbers for NextGen and for QSI?

Scott Decker:	I gave a NextGen pipeline number of 145 million as of right now, versus 129 million that we reported last quarter.

Charles Rhyee:	Okay, great.

Donn Neufeld:	This is Donn Neufeld. 8.1, I did not give it for Dental. 8.1 million.

Charles Rhyee:	Okay, great. Thanks. You know, if I could ask about these deals that slipped in the quarter, you know, I think, Scott, you mentioned that about these 10 large seven-figure deals that are sitting in the pipeline currently for the top [ph]. Can you talk about how they—how that—those number of deals look in the current—in this last quarter, and sort of your expectations as to how quickly some of these deals will move out of the pipeline and into the numbers?

Scott Decker:	As I noted, and I think we probably commented on seven figure deals the last several quarters. I would say two to three quarters ago we had a really good pipeline of seven-figure deals and it resulted in a good quarter. I think we reported it looked soft two quarters ago. I reported a quarter ago it’s been growing, and I would characterize it as, you know, this is the best it’s looked from a seven-figure deal perspective in probably the two to three quarter range. From that point I’d like to say isn’t an exact science but it really is just getting those to mature and get them over the line, end of quarter being a testament of, you know, even though we thought we were on track to get at least a couple of them done they didn’t get done, they just slipped into the very beginning of this month. We have, you know, the next set, those continuing to mature through the pipeline and we’re, as you might guess, hopeful that we’ll get them over but I can’t 100% predict that. But overall I characterize it as its strengthening and probably looks as good as it has in awhile from a seven-figure standpoint.

Charles Rhyee:	Certainly. And, you know, if those two deals were to have been recognized—signed in the current quarter, would we have seen all the revenues, or would it have sort of been split over two quarters?

Patrick Cline:	This is Pat. Most of the revenue had those deals signed would have been booked last quarter, in the quarter that we’re reporting, and had in fact just one of those deals signed it would have been on the order of a couple of cents a share.

Charles Rhyee:	Okay, great. And then for the last question, you know more generally, maybe Steve you can also address this as well. Now we’ve gotten

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certification, now how really important is certification because you talked to hospitals and maybe it’s just the difference of the customer base, but it seems like hospitals don’t really worry as much about certification. Generally, assuming all the major vendors will be certified and that characterized NextGen as a major systems vendor where most people would expect NextGen to be certified regardless, given the product itself. So how much of that is really, do you think, having an effect on decision-making here?

Steve Plochocki:	Well I can offer our view here, and Pat you could add some color if you’d like, but, you know, our bread and butter historically and presently is in the physician marketplace. We have very new product offering in the inpatient area, which as you heard earlier has just become certified along with our ambulatory product. But there’s been an awful lot of competition amongst many small competitors in the physician marketplace that we’ve long felt weren’t going to meet certification. And we’ve had to combat lowballing and give-away tactics that these people were employing in the market simply to get an installed base. We needed this separation. The idea of having certification and separating ourselves and many other quality competitors away from some of these lowballers and give-away tactics players is extremely important, extremely significant. And we’re very pleased that we’re past that point now, that that point of separation took place with the announcement of certification earlier this month, and we think we’re entering into an entirely new period now of quality players to deal with and quality competitors to compete against, separating ourselves from many of these other smaller groups.

Charles Rhyee:	Great, thanks a lot for the comments.

Operator:	Thank you. Our next question comes from the line of Michael Cherny with Deutsche Bank. Go ahead.

Michael Cherny:	Hey, guys. I just want to dig into these larger deals a little bit. You know, kind of, as you sign these off and as they change, especially versus the transition of some of the SaaS-based deals that you have, can you just talk about pricing metric in terms of how pricing looks in the larger sized deals and contrast that versus where you see pricing going on more the SaaS deals which you obviously had a nice quarter with?

Patrick Cline:	This is Pat. Now, our software for the EHR and the practice management component carries a retail price of $15,000 per provider. And for an enterprise server license that starts at about, well, a couple hundred thousand. So that might help you with respect to the size of some of these larger deals and what a million or two million dollar deal might mean in terms of numbers of providers. And then typically there is some amount of discounting that comes off of that. Interestingly we didn’t see more in the way of discounting in the quarter we’re reporting over the prior quarters, though we did see a little bit more in the way of pressure on pricing from certain of our competitors. Now, we were able to hold the

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line in general but the market is getting more aggressive on pricing, especially at the lower end. So we’ve been exploring new pricing models at the lower end and relative to some of the RECs and some of the partnerships and those kinds of things, doing a little bit of unbundling of the software with some of the software features. Does that help?

Michael Cherny:	That’s definitely helpful. And, with the trajectory on the selling and marketing line, obviously you guys were focused on ramping that up ahead of the bolus of stimulus orders, you—I think you noted that you cut five sales reps at the end of the quarter. On a go forward basis, how do we think about that line in terms of growing with respect to sales growth?

Patrick Cline:	This is Pat Cline. I’m not sure I understood the question. We talked about this number of sales reps?

Michael Cherny:	I’m talking more about just total selling and marketing expense, and how much you plan on growing that. I know you guys have stepped that up versus where you view historical levels as a percent of revenue.

Patrick Cline:	We see that flattening out. We don’t see a tremendous increase in the sales or marketing expense. Some of the sales expense is elastic relative to revenue based on commission, say, but outside of that line item we don’t see significant further growth in the sales force, nor do we see significant additional expenses on the marketing side. We’re pretty comfortable with where we are at this point.

Michael Cherny:	Great, thanks.

Patrick Cline:	You’re welcome.

Operator:	Thank you. Your next question comes from Constantine Davides with JMP Securities. Please go ahead.

Constantine Davides:	Thanks. Paul, I think I missed your comments on the hardware, it’s kind of like there was a reversal. Can you just describe what happened there and then I was wondering if you could provide a hardware sales number for the quarter?

Paul Holt:	Yeah, okay. Depending upon the timing of when a contract comes in and it’s got a lot of hardware in it and it comes in rather late and there’s just not enough time to be able to get the product out the door, which becomes a back-ordered item. So we had a particularly large amount of that occur this quarter, to the tune of $1.1 million, so the good news is that that’s relatively easy revenue to pick up the following quarter. You just have to get the product out the door. But it certainly had an impact on our top line this quarter.

Constantine Davides:	And the total hardware number?

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Paul Holt:	Yeah, the total hardware number, it’s going to be in our Q, just give me a second here, I’ll see if I can pull it up.

Constantine Davides:	Maybe while you do that, Pat I was just wondering, you know, you guys have certification behind you as of the last day of the last quarter. And obviously you called out those two deals that closed. But in terms of, I guess, broad-based activity in the first three or four weeks following certification, how does that—how would you describe it maybe relative to other quarters—the start of other quarters, in the recent year or two?

Patrick Cline:	Let me ask Scott to take that one.

Scott Decker:	I would say our activity was very high for the first month of the quarter. I’m not sure if I would characterize it maybe as you were depicting that it’s necessarily because of Meaningful Use, so I think, you know, certainly every time we knock down another barrier or uncertainty it helps the market. But I guess I would just characterize it as overall the market is active right now and we have a lot going on.

Constantine Davides:	Thank you.

Paul Holt:	That hardware figure is $2.2 million.

Constantine Davides:	Thanks, Paul.

Paul Holt:	Yeah. And you’ll have all that broken out in the Q.

Operator:	Thank you. Our next question is from Greg Bolan, Wells Fargo. Please go ahead.

Greg Bolan:	Thanks, guys. So, Scott, just thinking about, I mean I know you’ve kind of talked about it earlier, but just thinking about where the NextGen infrastructure stands, obviously you’re thinking about back to the last quarter, SN&A grew twice as fast as NextGen revenues, organic revenue growth. Is it possible in the next year or so as you guys start to settle down on that front where it could reverse course? Is that something you could possibly comment directionally?

Scott Decker:	I’ll comment and maybe some other folks would also. I don’t know that you would see expense reverse course. I think we have a great opportunity for margin expansion right now, because I think we have to enough infrastructure and that’s going to allow us to grow without having to, you know, I think both Pat and I said increase the sales force in the short term. I don’t necessarily feel like we need to increase marketing. So I think there’s some things we can keep relatively flat, or fairly dramatically change their growth rate for the next few quarters while hopefully we continue to see nice [ph] [ph] and/or expanding top line growth, which should just, you know, allow us to drop a bit more to the bottom line. You know my caveat on this whole thing is there’s

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sometimes an optimism that maybe the market will grow faster, in which case we would certainly not want to get behind the curve either.

Constantine Davides:	Sure. Thanks, Scott. And then I guess with regards to, I mean just thinking back to the September quarter of last year, obviously added about 37 quota carrying reps. Those folks are, it sounds like, becoming more productive. But as you think about the pipeline, you know, per rep, kind of turning around the $1.2 million area, is it fair to say that those 37 for the most part are maybe producing half that versus maybe the legacy sales force, or? Can you comment on that at all?

Scott Decker:	Yeah, I’ll comment in general, again, because I don’t have the specific numbers. I do think we’re seeing an uptick in the number of transactions, which I would probably relate to the increase of reps. As we’ve mentioned, a lot of them are what we would call the smaller territory reps, you know, who are calling on the one to ten doc side of the market. You see the uptick but not necessarily all the additional revenue production as if it was all top line reps. The other things I would note are, while it’s up 37 reps from September a year ago, that was spread somewhat erratically over a six-month period of hiring and I still kind of use the metric of they need to get through training and be out in the territory for a couple of quarters so I don’t expect full productivity ‘til probably a year afterwards, from hiring. So I think we still have some upside on productivity here, and that they’ll contribute more and more to the pipeline. However, we need to temper that a little bit with, as I said, it’s reps on the lower end of the market rather than necessarily big elephant hunters.

Constantine Davides:	That’s wonderful, thanks. Been great color, Scott. And then Steve, I guess since October 1st can you kind of characterize the market now that we’ve got these uncertainties out of the way? Have we seen somewhat of a—I guess an additional tailwind, just in terms of decisions being made by these physician practices to go forward with a thinner selection?

Steven Plochocki:	When you do consider the fact that the certification began October 1st, with about the announcement of 19 of us, and I think now it’s up to about 49, including hospital certification, it is the very first month of what we—I’d like to think of it as the first month of the five-year stimulus. You know, five months from now physicians can start collecting their money and we’ve just finalized all the uncertainties with this last piece with certification. I think when Scott talks about a $145 million pipeline, that we anticipate it’s going to continue to grow. Like I said, if you’re a buyer of the product, you know who to buy from now. And you have no reason to hesitate unless you’re not going to go forward at all. And having been involved with a lot of the deals out here with our western sales organization, there’s a handful of deals that decisions have been made now that certification has been established, where there was a lot of questions prior to certification when you’re going up against people who are using give-away tactics and lowballing tactics simply to get an installed base. So I think you’re going to see a new environment going forward

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competitively, and we will be competing against quality organizations who I believe won’t be using these same types of tactics and we’ll have a very strong capability to win a large percentage of these deals.

Constantine Davides:	That’s great. Very nice color. Thanks, guys.

Operator:	Thank you. Our next question comes from the line of Anthony Vendetti with Maxim Group. Please go ahead.

Anthony Vendetti:	Thanks. In terms of what you’re seeing in terms of the sales cycle, you mentioned that there’s been some pricing pressure. Has that caused the sales cycle to elongate in any way, and are there—are you seeing additional competition from some of the bigger players that have ambulatory offerings like Cerner or Epic? Any additional—

Patrick Cline:	This is Pat. We don’t think there’s been any material change in the length of the sales cycle. Yes, we are seeing a little more competition from the players that you mentioned, and other players, but I would characterize it as minimal additional competition. It’s probably just characteristic of the larger pipeline and more people; that is, more potential buyers in the market looking at all the potential options. So, nothing real material

Anthony Vendetti:	Any one particular player or players that you’re finding are cutting price to gain market share?

Patrick Cline:	No, not in particular, though in general the lower end players seem to be cutting the price more. There are the new players that have entered the market, smaller start-up or regional or local companies that are, the way many start-ups do, giving systems away. Some of them are providing free software or close to free and selling at levels that aren’t sustainable after, in our opinion, you know we’ve been doing this quite a long time and we’ve seen a lot of these players come and go who believe that they can jump into a market and do a good job for their customers at, you know, $79 per doctor per month or those kinds of things. And they generally wind up ultimately going out of business you can’t provide quality service with those kinds of models and they create a little bit of pressure and hassle for us in the short term but nothing in the core market.

Anthony Vendetti:	Okay, and just lastly on the deals, the number of deals greater than one million that you have in the pipeline, did you say 14, was that the number I heard?

Steven Plochocki:	Looking at our recent report, we had about, as of the other day, about 40 deals in the $400,000 plus price range, and about 15 of those were in the seven figure range, and I think a couple of those have been closed already.

Anthony Vendetti:	Okay, great. Thanks very much.

Speaker:	You’re welcome.

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Operator:	Thank you. Our next question comes from Newton Juhng with FBR Capital Markets. Please go ahead.

Newton Juhng:	Thank you. First I’d like to ask Pat about his comments on the unbundling of NextGen Solutions. You know, with trying to move to maybe like a more modular type of model, how difficult is it to make that happen? How much time would it take for you to be able to bring that to market? And is it something that you’re seriously looking at pushing forward in the near term?

Patrick Cline:	It’s relatively easy for us to do. We’ve got a few fairly sophisticated features and features that competition doesn’t have that we’re looking at unbundling. There isn’t a big investment to be made in software R&D to get there. Interestingly we have found in some of our tests, that when practices buy without certain of those modules they almost always come back and add those modules on later. So in the long term we don’t think that the unbundling is a detriment.

Newton Juhng:	Got you. And then one question for Steve here. You know, your comments around kind of some of the aspects of the marketplace. Do you think that this could eventually drive a consolidation trend within the number of providers that are out there in the ambulatory space, specifically in that lower end of the market? And would you be interested in acquiring or would you be more interested in kind of waiting it out and looking for the second round of sales cycles when, you know, some of these guys are exiting the market?

Steven Plochocki:	Well, our goal and objective today is to stay the course. You know, we’ve done a lot of work in the last two years to add revenue cycle management and now an inpatient capability, where that inpatient capability has matched certification with our ambulatory capability. And we’ve done a lot of work to prep ourselves for this five-year run. We’ve always been an acquirer, we’ve made in that period of two years five acquisitions, self funded, and that’s pretty much the course we’re on right now. Now, if you’re asking me if I think consolidation is going to be commonplace in our sector, I think it’s pretty well documented already that it is. And not just in our sector but in the provider sector, the health care services sector, the physician marketplace, etc. So I think we’re heading into a five-year period of consolidation in health care at all levels, but we like the way we positioned ourselves going into the front end of the stimulus. We like the fact that we’re certified in the two principal areas of inpatient and ambulatory, and we like the fact that we have a $145 million pipeline with a nice bevy of seven-figure deals, and, you know, like I said we’re five months away from the first health care group starting to get some incentive checks from the government. So this whole game is just starting. It’s just starting now and we like the way we’re positioned.

Newton Juhng:	Got you. Thanks, Steve.

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Operator:	Thank you. Our next question comes from Atif Rahim with JP Morgan. Please go ahead.

Atif Rahim:	Thanks for taking the questions. I guess, on the revenues that got, the deals that slipped out this quarter, I think Pat mentioned might have helped the quarter by about $0.02 or maybe the top line I just calculated was about two million, but that still implies revenues from software would be down sequentially even if you back out the hardware—the software/hardware line that you report. And, you know, trying to figure out what the reason for that might be. Is it just—were there more than just those large deals that slipped? Was there anything else, a number of smaller deals that also slipped?

Scott Decker:	Well now, I think on the smaller side what you saw was, as we mentioned twice as many SaaS deals as the prior quarter and the prior year quarters, so if you take the few things that have been mentioned, the couple of deals that pushed the conversion of some of the software deals to SaaS deals and the hardware back order, I think that will probably more than answer your question.

Atif Rahim:	Got it. Okay. And then, on the pipeline. Are there a number of Opus or inpatient deals in that pipeline number that you have, especially on the seven-figure side?

Scott Decker:	The answer to that question is yes, I do include inpatients in the pipeline, though note it’s still not a significant amount of our overall business for the NextGen division. There are a couple of seven-figure deals in the inpatient group; those are not included in the numbers that Steve provided.

Atif Rahim:	Okay. Thanks, and then lastly, any update on the RECs, any early orders from the ones you’ve been qualified in or selected in as vendors so far?

Scott Decker:	There’s not necessarily 100% accuracy in saying that, but our REC group does feel that there’s probably been a half million dollars worth of business that’s come out of the RECs where we’ve been named.

Atif Rahim:	Got it. Thanks very much.

Operator:	Thank you. Our next question comes from Bret Jones of Brean Murray. Please go ahead.

Bret Jones:	Thanks for taking the questions. The first question is on the pipeline, and I believe the NextGen pipeline is defined as having a 50% chance of winning a deal. I was just wondering if you could talk about whether that 50% win rate of deals within the pipeline has held true lately, or where that stands?

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Scott Decker:	It’s quite a bit more complicated than just that, to get the overall pipeline number, but I would say, you know, I think maybe your question, and can you come back if it’s not correct, is has our close rate changed at all? And again I would say not materially.

Bret Jones:	Okay, but you do define it as a 50% chance of winning, that’s one of the components I believe, is that correct?

Scott Decker:	That’s correct. You know, there’s a whole model, and also depends on where in the tier of the overall pipeline it is and how we weight that.

Bret Jones:	And have you gone back in time to evaluate whether you’re actually winning 50% of the deals within the pipeline?

Scott Decker:	We do watch and categorize, you know, each of the categories within the pipeline and track to see what the close rate is, yes. And as I said we haven’t seen any material change in that.

Bret Jones:	Okay, great. And then just another question on the customer base. I’ve always thought of your customer base as fairly sophisticated, you guys talked about the number of seven-figure deals. So I’m surprised a little bit about the commentary about the low-end players having such a disruptive effect on the market. Is that disruptive effect, are you seeing that in some of your larger deals or is that only at the low end of the market?

Patrick Cline:	We’re seeing it more at the low end of the market. But as you can imagine with what’s gone on and going on relative to the stimulus, there are I would say are more uninitiated buyers in the marketplace as well. So there are buyers that perhaps aren’t aware of the usual suspects and the certified players versus maybe not certified players and players that have enterprise capability and many other things that the larger customers, both larger clinics and small hospitals need, so they may in the early stages involve one or two of these small start-up vendors that in almost all cases get weeded out, but still put pressure on pricing.

Bret Jones:	Okay, great. And then just lastly I was wondering about the two million dollar plus contracts that slipped. Were these customers waiting on certification, was that the primary driver as to why they slipped out of the quarter?

Patrick Cline:	No, they were not waiting on certification. They were in contract negotiations with us and frankly if we were only concerned about losing revenue in a particular quarter or earnings per share in a particular quarter we might have gone to those people and been able to drop our price a half a million dollars, let’s say, and get them to sign up more quickly, but in the long term that’s not the right thing to do for the company or for our shareholders, so we elected to not push that hard. That’s not to say we weren’t pushing hard, but we have to draw the line somewhere and we’re, we mentioned, happy to have that business in the current quarter.

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Bret Jones:	Okay, great. Thank you very much.

Patrick Cline:	You’re welcome.

Operator:	Our next question comes from Richard Close from Jefferies and Company. Please go ahead.

Richard Close:	Thank you. Just a clarification on the hardware reversal. When was that booked originally as revenue if you’re reversing it?

Steven Plochocki:	That wouldn’t be reversed. That was just sold but not delivered. So we can’t recognize revenue if we haven’t actually delivered the product. So it’s a function—that’s all it really was.

Richard Close:	Okay. Okay, I thought you had said reversal, I’m sorry. With, and then, Pat had made some comments I believe about 15,000 per provider on average and then you mentioned a 200,000 number. Could you just go over that again? The 200,000?

Patrick Cline:	I was talking about the retail price of our software with the larger deals. We have a server side license and then on top of that a per provider license or price. For small practices they don’t require this large enterprise license. That has a lot of enterprise functionality built in, enterprise reporting and different data structures and models and various other things. But the larger organizations, typically the seven-figure deals, do require this server side enterprise license. So on those types of deals they’re starting around the $200,000 mark for provider one, and then adding providers on top of that. So if it’s 100-doctor organization, you can add the 15,000 per doc plus the couple hundred thousand server side if it’s multiple practices that comprise that 100. Does that help?

Richard Close:	Yeah. And so, when you say we have a couple million plus deals slip, when we think about that, the component that gets recognized pretty much immediately, some of that million obviously is tied to implementation services that would be recognized over a period of time, correct?

Patrick Cline:	If it were a million dollar total sale, yes that’s correct. Implementation services are booked as rendered. In a couple million dollar sale obviously you’d have, you know, a certain component that would be software, a certain component that would be implementation services, and then there are other things that’ll play into it like third-party software, interfaces, hardware if that’s part of the deal, those things.

Richard Close:	When we take a step back it will be coming up on a year here shortly I guess, from the Opus transaction and the other hospital or inpatient acquisition that you guys have made. How have you—or how would you describe what the cross selling success you’ve had now that you’ve had those hospital offerings?

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Patrick Cline:	First let me say that we’re very excited about the inpatient offerings and the acquisitions that now comprise NextGen Inpatient Solutions, we think were real gems and that we’re well positioned in that market. Now to the specific part of the question relative to cross selling, there has been some, and we think there’ll be more as the size of those transactions starts to increase.

Richard Close:	Okay, thank you.

Patrick Cline:	You’re welcome.

Operator:	Our next question is from Sean Wieland of Piper Jaffray. Please go ahead.

Mr. Wieland, your line is now open to ask a question.

Speaker:	I’m sorry, Operator, we’re not picking up anything here.

Operator:	And our next question comes from Steve Halper with Stifel Nicolaus. Please go ahead.

Steve Halper:	[Unintelligible] said it was 1.1 million of a deal that’s signed, but you couldn’t recognize the hardware revenue. Is that all from one deal?

Paul Holt:	This is Paul. No, it was not, it was a handful of deals that had hardware items, and as you know some deals have hardware, some don’t. Some people like to buy the hardware from us, some people will buy it from somebody else, and some people don’t need hardware. So that fluctuates from quarter to quarter and this quarter we had that issue come up.

Steve Halper:	So, the follow-up question. But was the software component recognized as revenue from those deals?

Paul Holt:	Yes.

Steve Halper:	Okay. That’s what I wanted to know. Thank you.

Operator:	Thank you. Our next question comes from Corey Tobin with William Blair and Company. Please go ahead.

Corey Tobin:	Hi. A couple of quick questions here, one on the pipeline. Can you just, given the ambiguity in prior quarters over this metric, can you just supply for us, what date is the pipeline as of?

Scott Decker:	The data is essentially as of within the last two days of the report—whatever the report is that we’re giving.

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Corey Tobin:	Okay, great. And then, you noted, or you mentioned a couple of times these large deals that were signed post quarter. I’m assuming those large deals are not in the pipeline then, right?

Scott Decker:	I do include the deals that have closed in the pipeline for this quarter. This is net from the last quarter.

Corey Tobin:	I’m sorry could you just clarify. There was two or three large deals that you said slipped into this quarter that have been signed—

Scott Decker:	That’s correct.

Cory Tobin:	Those are included in the pipeline even though the pipeline is as of the last couple of days?

Scott Decker:	Yes.

Corey Tobin:	So does that imply that they were signed like yesterday?

Scott Decker:	Within the last—what I do is I take any deals that have closed from the close of the quarter to the point of the reporting and that’s a part of the overall pipeline as I’m just trying to do it net from the last reporting period. And that’s been consistent quarter to quarter.

Corey Tobin:	Okay. And then, okay let me shift gears for a second if I could and ask you about the sales force. I mean, you mentioned that you felt there was a pretty good level now and now you’re going back and sort of selectively making changes if necessary. Given the opportunity that’s coming on and Steve you’ve talked extensively about, you know, what we should expect to see in terms of a ramp over the next five years, does it make sense to keep adding to the sales force, and if so, why the pause as you’re sort of indicating we might see over the next six months?

Steven Plochocki:	Well just a little color on the sales group. We have to go back to February of 2009 when the government announced the Stimulus Bill. They indicated all these regs that we’ve been talking about as recently as today, would have been completed by December of 2009. Well the government missed that target by 10 months. They just finalized certification, the last piece, this month. So we built our sales organization and tried to get it prepared for the movement of the market at some point this past summer. But by the government being delayed by 10 months in finalizing the regs, we decided to put a bit of a hold on our sales organization and to try to let the regulations finalize and then get the pipeline growing and converted into revenue before we add more salespeople. And I think it’s been commented on earlier by either Pat or Scott that, you know, we will do the appropriate things to adjust our organization, not just in sales but in implementation and training as the market dictates.

Corey Tobin:	Got it. Okay, thank you.

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Operator:	Thank you. Our next question comes from Stephen Shankman with USB. Please go ahead.

Stephen Shankman:	Thanks, that’s actually UBS, but, thanks for taking my questions, gentlemen. First question is, I guess, while I understand the sales and marketing dynamic, I was wondering where you guys stand on the training and implementation side. Do you currently have any implementation and training capacity on the sidelines, so to say, or, I mean, given the building pipeline, do you think you’ll need to add some people or headcount there, and what’s the potential timing for doing that?

Patrick Cline:	This is Pat, and Scott might follow on. We don’t have implementation capacity on the sideline. We try to grow that staff based on the business that we see and make advance hiring, we do advance hiring based on pipeline and our assessment of what’s coming down the road, but we try not to have excess in that department. We do have some third party implementation firms and partners that are certified to implement NextGen that we’ll use selectively rather than staffing for peaks. Also, we don’t have a backlog of customer implementation hours that we’re just unable to get to. We always have a backlog but I guess the best way to put it is customers aren’t upset over not being able to access trainers or implementation specialists.

Stephen Shankman:	Okay.

Scott Decker:	I can probably give a little additional color. So, we’ve been growing on average, you know, 20%—15 to 20%, we have the capacity, because as you, obviously, as you sell you’re also implementing and getting people trained, so at an ongoing 15 to 20% growth rate we’re probably staffed appropriately. If you would pick up from that, we would need to increase the capacity and vice versa.

Stephen Shankman:	Okay, that’s helpful. And then, switching gears a little bit, I was hoping to get some color as to what you’re seeing in the RCM business. How would you characterize the RCM demand, I guess, in light of the near-term focus on EHR at both the physician and hospitals level?

Patrick Cline:	You know, demand has been solid both on the physician side and at the hospital level. We haven’t seen a slowdown in demand on the RCM side as you might expect it with the Meaningful Use and the focus on EHR. There are many, many practices out there who are not doing a good job on their own of billing and collecting and reporting on it, and demand has been pretty solid.

Stephen Shankman:	And a quick follow-up, if I could just sneak one more in. On the, I guess, physician side, are they looking to make, kind of, bundled purchases of RCM and EHR at the same time, or is it considered separately?

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Patrick Cline:	We have seen a little bit of that. We think that the strength of our EHR product does help us on the RCM side.

Stephen Shankman:	Fair enough. Thank you.

Patrick Cline:	Thank you.

Operator:	Thank you. Our next question comes from Frank Sparacino with First Analysts. Please go ahead.

Frank Sparacino:	Hi. Scott, I just wanted to go back to your comments around the RECs. I’m not sure I followed all the sequencing there in terms of how many RECs have selected NextGen or how many you’re in play with. Could you just go over that real quick again?

Scott Decker:	Sure. We believe there’s about 62 RECs in the country, and we believe about 31 of those have made decisions and we’re in play in 26 of the 31 that have made decisions. Of the 31 who have not made decisions, you know we’re still in the running in all of those so we don’t have any reason to believe our percentage of success would be any different with the remaining 31. Does that help?

Frank Sparacino:	Yes, it does. And now just one quick follow up on the, sort of, SaaS-based activity. Obviously one would assume that type of demand’s going to continue going forward and I think, you know, most of the vendors that are in the small physician segment would acknowledge a significant pick-up there. With that change in delivery model do you think that helps or hurts you from a competitive standpoint? Obviously there are a lot of products on the market which have come to market in the last few years and you could argue have a more modern architecture, so I’m curious your thoughts around that.

Scott Decker:	You know, in general I would characterize the market by function not necessarily technology, and so I think we remain really confident that our functionality is great and it competes on any models, so the SaaS model just gives us another delivery mechanism that we didn’t have maybe 24 months ago, so it should increase market share. Now with that said, we’re also not blind to the fact that we have a very robust product and that there’s things we need to do to make it easy for the smaller practices to absorb that, so we have all kinds of initiatives, you know, on how we can prepackage it or make it more turn-key and more rapid implementation and web-based training, and so there are things we’re going to adjust but I think at the end of the day we feel real good that bridge functionality is going to win the day many times over what particular technology platform you’re on. It almost becomes secondary; on a SaaS platform people have no idea what platform you’re on

Operator:	Thank you. Our next question comes from Edward Hemmelgarn with Shaker Investments. Please go ahead.

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Edward Hemmelgarn:	Hi, I just have a couple of questions. Yeah, first is, what was your—I missed it I think you said it—what was the NextGen Practice Solutions revenue a year ago?

Paul Holt:	The Practice Solutions revenue a year ago was 11,121,000.

Edward Hemmelgarn:	Okay. In—you talked more about your Software as a Service. Where does that show up or what revenue line is that in?

Paul Holt:	Software as a Service would show up as part of System Sales.

Edward Hemmelgarn:	Okay. About how much is there—what’s level of that running that now I mean in terms of your total—or on a quarterly run rate now, and how has that grown?

Paul Holt:	Well, it’s—two comments there. It is growing, but it’s growing off of a very small number. So, the way SaaS works is, you know, more like a freight train, it takes a while to generate some speed, but once you’ve got that speed up and running it’s not going to slow down. So we’re running at approximately $100,000 a quarter at the moment, but the number is growing and the backlog of SaaS revenue that we’ve—that we have is growing as well.

Edward Hemmelgarn:	Okay. I guess I was just trying to get a—you mentioned that that was, you know, there was a number of small deals that turned out to be Software as a Service. But realistically it probably wasn’t that big of a number, I mean given that your quarterly run rates for Software as a Service are still around 100.

Patrick Cline:	The SaaS deals that were sold during the quarter wouldn’t be reflected in that number, they’ll be coming on line in future quarters, and I think it’s safe to say that had we had a similar quarter to the either prior quarter or the year ago quarter; that is, had we only done six or seven SaaS deals our EPS would have been increased by somewhere between a penny and two pennies in the quarter that we’re reporting. That is, if those extra seven deals purchased on a license model.

Edward Hemmelgarn:	Okay. All right, that’s helpful. And then lastly, are you getting, you know, any sense that the momentum or willingness for your customers to sign deals now is picking up? Because clearly over the last six months or so it kind of slowed to a, really a no growth. Is that beginning to change now, and do you expect it to be a fairly rapid change or is that—is—or are we going to be waiting for a couple more quarters before this really begins to take off?

Patrick Cline:	Well I’m not sure I’d agree with the characterization that we haven’t grown, but to answer the question, yes, we do, as we’ve said, feel that we’re very well positioned going forward.

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Steven Plochocki:	You know, and—this is Steve—I can’t stress enough the impact of the government not meeting their timelines of finalizing the regs as they had stated in December of 2009. When you announced in February of 2009 this incredible stimulus and all the components wrapped around it, and you take until October of 2010 to finalize the requirements for how one will qualify to become eligible for the stimulus money, you’ve opened up a large period of time in there which, as we cited earlier, created opportunities for many companies that are not on any of these certification lists to start creating and wreaking havoc in the marketplace, particularly at the physician levels. And the longer that that dragged out, the more complicated it became in terms of getting deals done. So we see this period now, October going forward, where we have two product lines, ambulatory and inpatient, certified, and we know now going on a forward basis we’ll only be competing against other certified players, we think we’ll see more of a normalization in the way business is done in the marketplace, and more importantly we think that the buyers of products and services will no longer be entertaining the great and—the great sales pitches and incentives that lowballers and give-away tactic artists have been proposing. So we’re confident and actually quite pleased that this is now all behind us so that we can bring normalization back to the selling process and actually move into more predictability and consistency on a quarterly basis.

Edward Hemmelgarn:	I wasn’t questioning that. I mean, I realize is that the lack of regs clearly had to slow things down. So, I guess what I’m trying to get at now is do you expect, now that you’ve got regs, do you expect this to be a—you know, a pretty near term thing like on the order of this quarter when you start to see a reacceleration or do you expect that it will take several quarters to really begin to get people in practices to sign deals in a more accelerated mode.

Steven Plochocki:	I think based on our pipeline we’ll start seeing improvement now. But I’ve long said that it’ll take a couple of quarters once certification has been established to really determine rate and pace of adoption. And then actually I’m stealing words from the senate finance committee because they also want to understand what rate and pace of adoption will look like post certification. But I think you can tell by the pipeline and the number of seven-figure deals we have and I think the opportunities now to compete against legitimate companies is going to give us an opportunity to grow, certainly in a steady, methodical manner.

Edward Hemmelgarn:	Okay, thanks.

Operator:	Thank you. Our next question comes from the line of Sandy Draper with Raymond James. Please go ahead.

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Sandy Draper:	I think pretty much all my questions have been asked and answered. There may be one. Did you give an RCM backlog question?—I mean answer, I may have missed that, if I did, I apologize.

Steven Plochocki:	No problem. It’s $8.3 million, it’s an annualized run rate.

Sandy Draper:	Okay, that was my only question. Thanks.

Operator:	Thank you. Our next question comes from the line of Brian Delaney with Entrust Capital. Please go ahead.

Brian Delaney:	Hi, thank you for taking the questions. The software components of the deals where you were not able to ship the hardware. What was the revenue dollar amount included in the 20 million revenue?

Paul Holt:	Oh, that’s—you’re getting into a level of detail that we just—we just don’t get into. You’re asking me to describe to you that small number of deals that had, you know, an element of hardware that was back-ordered, and we just—

Brian Delaney:	Well, can I use historical mix numbers then, if you said it’s multi-million dollars worth of hardware I can make assumptions on what the dollar amount of the revenue related to software would be? Is that a good historical mix, is it fair to use that?

Paul Holt:	You know, that’s going to vary from time to time, so it’s—I’m not sure what you’re—let me just ask, where are you trying to get to?

Brian Delaney:	Well the question is that the software component carries obviously much better margins so I’m trying to figure out, you know, the margin that we’re seeing, is that, when I think about the pipeline going forward is the margin that we’re seeing right now a good indicator for the pipeline going forward, seeing how it sounds like there’s a disproportionate amount of hardware then in the pipeline since we’ve accelerated some of the software revenue recognition?

Paul Holt:	Okay. Well, okay, so you can count on some, at least the one piece you—that’s relatively safe is the 1.1 million in hardware that we’ll see most likely next quarter. Outside of that, the amount of hardware in any given deal, it’s a relatively small percentage of deals that have hardware. If they do, if it’s got hardware, hardware may be a fairly significant element, you know, in terms of dollars in the deal, but if it doesn’t—that’s a relatively small number and that is a very tricky thing to try to forecast. As I’ve said many times it’s a number, it’s a very squirrelly number, the amount of hardware that we have in any given quarter, because it’s really subject to facts and circumstances around each customer that’s buying from us if they have existing hardware or if they’re using somebody else to source the hardware. Hardware’s not really an emphasis for us, it’s really more of a convenience to our customers. So I think beyond the $1.1 million

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worth of hardware I think what you’re trying to do is—would be even difficult for us.

Brian Delaney:	What is the—yes, I’m just trying to figure out the criteria if we didn’t meet the revenue recognition criteria for the hardware, you know, what is the criteria for being able to recognize revenue around the software component, which is a little bit better margin? Once again, I’m just trying to figure out what the pipeline—that the margin profile of the pipeline looks like.

Patrick Cline:	Let me see if I can help. We don’t see a big quarter-over-quarter swing between the reporting, the quarter we’re reporting and the current quarter in margins due to hardware or due to the $1.2 million worth of back-ordered hardware. Now, that could change if there’s a huge hardware order between now and the end of the quarter, but again we don’t anticipate that [audio interference].

Brian Delaney:	Okay, great. And then, as a broader question. The deals that we are seeing and that—right now, what, relative to the margin profile, I mean, you made some comments around pricing. Is it—should I think that the margin profile for the pipeline, though, is as robust as it’s been in the past or, because of the competitive pricing pressures that you keep mentioning, is it—should I think that there might be some pressure there?

Patrick Cline:	Again, we don’t see a big swing in margin quarter over quarter, for that reason, either. It’s possible that that changes and I want to stop short of giving you particular guidance, but our margin, I think if you look at where it’s been over a longer period of time and the band that it’s been in, that might give you some direction or guidance going forward

Brian Delaney:	Okay, thank you very much.

Patrick Cline:	You’re welcome.

Operator:	Thank you. Your next question is from Gene Mannheimer with Auriga. Please go ahead.

Gene Mannheimer:	Oh, good morning. Thank you. Just a couple of quick ones. Back to the SaaS trend there. So one of your competitors talks about 25 to 30% bookings as SaaS. How—can you give us an indication of what that metric looks like for NextGen? And secondly, roughly what percent of your bookings are to practices with fewer than 10 doctors?

Patrick Cline:	Our SaaS deals in our pipeline and the SaaS deals that we have sold to date is a far smaller number than 25% of our deals. Now, in the quarter that we just closed, given the total number of contracts and the number of SaaS deals, you’re seeing that coming up, you know, it could get to somewhere near that level but we don’t necessarily see that as a big trend. I think I want to stop short of going into the number of small deals versus

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the number of large deals but I will say that our core market is still the mid-size and large enterprises. And the large enterprises typically that purchase our software turn around and put that software into, by and large, many of the—of the smaller practices.

Gene Mannheimer:	Um-hmm. Very good, Pat, thanks. And just one follow-up. Clearly the revenue cycle business growing at a nice clip, what are your strategies for improving the margin in that business? Is it a function of greater automation of claims? Is it simply a matter of scaling the business? Thanks.

Patrick Cline:	It’s both of those things. It’s those things and watching the expense side as we layer on that revenue. And I think we’ve lately been doing a far better job of that.

Gene Mannheimer:	Good, thank you.

Patrick Cline:	You’re welcome.

Operator:	Thank you. Our next question is from David Larsen with Leerink Swan. Please go ahead.

David Larsen:	Hi. I think you had mentioned, I don’t know if I heard this correctly or not, but there was a turnover of about five salespeople who were sort of weeded out. Did any of those salespeople have more than five years of experience working for NextGen? Hello?

Scott Decker:	Yes. I don’t know the exact answer to that. I don’t believe that that would be the case.

David Larsen:	Okay. And to your knowledge has there been any change in the management of the sales force or sales incentives like commissions that are paid or anything like that, I mean change in structure like that?

Scott Decker:	Nothing materially different than the last several years.

David Larsen:	Okay. So there hasn’t been any sort of change in the structure of the sales force. Okay. And then, as far as the overall EMR penetration rate in sort of large academic medical practices, I’m thinking to myself, if I’m a large academic medical center with fairly sophisticated, very intelligent people and Meaningful Use is right around the corner, maybe the penetration in that market is very high. Do you want to, I mean, can you put some numbers, just broadly speaking, around what you think the penetration rate is right now of that market.

Patrick Cline:	This is Pat. I haven’t heard a number lately. Anecdotally we think there’s still a lot of greenfield even around the large enterprises, that’s evident I think in our pipeline, but many of our customers are also coming to us asking for our help in penetrating the individual practices in their

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communities and getting those practices tied into the hospital with our HIE offerings. Anything I would give you on a penetration would be a guess and I’d rather not make that guess at this point.

David Larsen:	Okay. The last number that I’ve seen published was like around 50%. But okay, I understand, you don’t want to put a number out there. That’s great. Okay, thank you very much.

Speaker:	Thank you.

Patrick Cline:	I don’t have any reason to dispute that.

David Larsen:	Okay.

Steven Plochocki:	Operator? Operator, we’ll take one more question, please, if there are any.

Operator:	Okay. Then our last question is from Glen Garmont with ThinkEquity. Please go ahead.

Glen Garmont:	Thanks for taking the questions. Just a couple of follow-ups here. I guess Scott or Pat, can you remind us, what’s the retail pricing on the SaaS product?

Patrick Cline:	Well it depends on the options that are selected, and again there has been some unbundling going on, but I’ll try to frame it for you. It’s somewhere in the neighborhood of between 500 and $1,000 per provider per month is typical based on the options that we’re seeing selected.

Glen Garmont:	Okay. And then, on the REC side, you guys are obviously having—you’re being very successful there. Are RECs endorsing or supporting the SaaS version of the software or the licensed or do they not specify?

Scott Decker:	I would—you see all those options. There is probably a predisposition to the SaaS offering because as you probably are knowledgeable the RECs are really targeted at the small physician practices, so just like the rest of the market there’s definitely a propensity towards the SaaS product.

Glen Garmont:	Okay. And then, last question, I know it’s early and SaaS is growing off a small base here, but did you see any of the activity in the quarter resulting from your AMA agreement or is it just simply too early for that?

Scott Decker:	Yeah. Much too early for that.

Glen Garmont:	Okay. All right, thanks guys.

Operator:	Thank you. [Audio interference] management for any closing remarks.

Steven Plochocki:	This is Steve. We want to thank everyone who has been on the call. Just want to summarize a few points. One, as we sit here in late October this is

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the first month since February, 2009, that certainty has been established. We’re proud of the fact that we have an ambulatory system that has met the certification standards and now an inpatient product as well.

Our infrastructure that we’ve been preparing for the front end of the stimulus is in place in terms of sales personnel and implementation and training personnel. We have the product and service offering to go with that.

Three, the RECs. We anticipate that the RECs will have all their determinations made, hopefully in the next 30 to 45 days so that by year end, calendar year end, the RECs will be in place and we will have a very dominant presence in the REC system.

And then four, we are now moving into a period where we’re going to be competing against certified-only system. Our $145 million pipeline is a pipeline that’s been the largest we’ve had, the largest number of 400,000 plus deals that we’ve ever had, and we’re very happy that we have now been separated from many of the players out there that we’ve been competing against over the last 18 months, now that we have reached certification. So we’re five months away from the health care community receiving their first monies from the government, we’re well prepared going into the first year of the five-year stimulus, and we have started to separate ourselves through certification from competitors that won’t be around. So, we like the position we’re in and we’re going into a quarter and a first year period of the stimulus with—well prepared with the right types of offerings and the right positioning.

So again thank you all for your support. I look forward to seeing you at our future meetings and I know that we have our analyst day November 16th in New York, where I’m sure we’ll see most of you. Thank you very much.

Operator:	Thank you, sir. Ladies and gentlemen, this concludes the Quality Systems 2011 Second Quarter Results Conference Call. If you would like to listen to a replay of today’s conference, please dial 1-800-406-7325 or 303-590-3030, and enter in the access code 4375400. We thank you for your participation. You may now disconnect.
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Quality Systems, Inc.	Page 26	10/29/2010